NEWS RELEASE

LINN ENERGY ANNOUNCES PRELIMINARY THIRD QUARTER 2015 RESULTS

HOUSTON, October 26, 2015 – LINN Energy, LLC (Nasdaq: LINE) (“LINN” or the “Company) and LinnCo, LLC (Nasdaq:LNCO) (“LinnCo”) announced today preliminary third quarter 2015 results, interim estimated proved reserves and other financial information.
Preliminary Third Quarter 2015 Results
The following table presents LINN’s preliminary production and expense information as compared to the guidance ranges issued on July 30, 2015.

Average Daily Production:	Q3 2015 Preliminary	Q3 2015E As of July 30, 2015
Natural gas (MMcf/d)	644	610	-	660
Oil (Bbls/d)	63,124	60,000	-	63,000
NGL (Bbls/d)	29,213	27,000	-	30,000
Total (MMcfe/d)	1,198	1,130	-	1,220

Other revenues, net (in thousands)(1)	$12,671	$12,000	-	$13,000

Costs (in thousands):
Lease operating expenses(2)	$152,918	$170,000	-	$190,000
Transportation expenses	54,915	57,000	-	63,000
Taxes, other than income taxes	46,238	49,000	-	54,000
Total operating expenses	$254,071	$276,000		$307,000

General and administrative expenses(2)	$47,073	$48,000	-	$54,000

Depreciation, depletion and amortization	$207,218	$229,000	-	$253,000

Impairment of long-lived assets	$2,000,000 — $2,500,000	$ —		$ —

(1)	Includes other revenues and margin on marketing activities.

(2)	As included in operating cash flow.
Interim Estimated Proved Reserves Update
The following provides a summary of the Company’s estimated proved reserves and PV-10 (see Schedule 1) as of October 8, 2015. The estimated proved reserves have not been prepared by an independent engineering firm, or in accordance with SEC regulations, which require they be estimated using the average price during the 12-month period, determined as an unweighted average of the first-day-of-the-month price for each month, excluding escalations based upon future conditions. The use of these prices is for illustration purposes only, and does not represent a forecast or estimate of the actual proved reserves, which will be prepared as of December 31, 2015.

LINN	Total (Bcfe)(1)	PV-10(1)(2) ($ millions)

Proved developed	4,227	$3,860
Proved undeveloped	697	495
Total	4,924	4,355
Estimated hedge value	NA	1,646
Total including hedges	4,924	$6,001

Berry Petroleum Company, LLC (“Berry”)	Total (Bcfe)(1)	PV-10(1)(2) ($ millions)

Proved developed	1,183	$1,691
Proved undeveloped	232	405
Total	1,415	2,096
Estimated hedge value	NA	15
Total including hedges	1,415	$2,111

Consolidated	Total (Bcfe)(1)	PV-10(1)(2) ($ millions)

Proved developed	5,410	$5,551
Proved undeveloped	929	900
Total	6,339	6,451
Estimated hedge value	NA	1,661
Total including hedges	6,339	$8,112

(1)	Based on internal estimates. Prepared using strip prices as of October 8, 2015 (approximately $50-$60 per Bbl and approximately $2.60-$4.35 per MMBtu).

(2)	PV-10 is a non-GAAP measure. Please see the reconciliation to standardized measure of discounted future net cash flows provided on Schedule 1.
Other Financial Information
The following provides a summary of the Company’s adjusted EBITDA (see Schedule 2) for the twelve months ended June 30, 2015.

($ in millions)	LINN	Berry	Consolidated

Adjusted EBITDA(1)	$1,569	$437	$2,006

(1)	Adjusted EBITDA is a non-GAAP measure. Please see the reconciliation to net loss provided on Schedule 2.
The Company is disclosing the information in this press release pursuant to its obligations under confidentiality agreements with certain holders of its unsecured notes (“Noteholders”). The Company is continuing discussions with Noteholders concerning a potential transaction but cautions investors that such transaction may not be completed. The information disclosed herein does not constitute an offer to buy, or a solicitation of an offer to buy, notes or any other security of the Company.
ABOUT LINN ENERGY
LINN Energy’s mission is to acquire, develop and maximize cash flow from a growing portfolio of long-life oil and natural gas assets. More information about LINN Energy is available at www.linnenergy.com.

ABOUT LINNCO

LinnCo was created to enhance LINN Energy’s ability to raise additional equity capital to execute on its acquisition and growth strategy. LinnCo is a Delaware limited liability company that has elected to be taxed as a corporation for United States federal income tax purposes, and accordingly its shareholders will receive a Form 1099 in respect of any dividends paid by LinnCo. More information about LinnCo is available at www.linnco.com.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS
This press release includes “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes, targets or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements, and include Linn’s preliminary production, revenue, net income and expense information for the third quarter of 2015. These include risks relating to the Company’s financial and operating performance and results, level of indebtedness and ability to complete any potential debt restructuring transaction, prices and demand for oil, natural gas and natural gas liquids, estimates of reserves and the ability to replace and efficiently develop current reserves, general economic conditions and other important factors that could cause actual results to differ materially from those projected. These risks are described in the Company’s reports filed with the Securities and Exchange Commission. See “Risk Factors” in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other public filings.
Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

SCHEDULE 1

PV-10

PV-10 represents the present value of estimated future net cash flows relating to proved reserves. The reserves are discounted using an annual rate of 10%. The Company’s calculation of PV-10 differs from the standardized measure of discounted future net cash flows determined in accordance with the rules and regulations of the SEC in that it is presented including the impacts of updated estimated reserves, the Company’s oil and natural gas hedge prices and strip prices, rather than the average price during the 12-month period, determined as an unweighted average of the first-day-of the-month price for each month, and without giving effect to derivatives. The Company calculates PV-10 in this manner because such a large percentage of its forecasted oil and natural gas production is hedged for multiple-year periods, and management therefore believes that the Company’s PV-10 calculation more accurately reflects the value of its estimated future net cash flows. The information used to calculate PV-10 is not derived directly from data determined in accordance with the provisions of applicable accounting standards. The Company’s calculation of PV-10 should not be considered as an alternative to the standardized measure of discounted future net cash flows determined in accordance with the rules and regulations of the SEC.

The following presents a reconciliation of the standardized measure of discounted future net cash flows at December 31, 2014, to the Company’s calculation of PV-10 using updated estimated reserves, oil and natural gas hedge prices for 2015–2018 and strip prices as of October 8, 2015 (in millions):

Standardized measure of discounted future net cash flows at December 31, 2014	$12,512
Less: Difference due to updated estimated reserves at oil and natural gas strip prices (1)	(6,061)
Plus: Difference due to oil and natural gas hedge prices	1,661
PV-10 at October 8, 2015	$8,112

(1)
Principal sources of change in the estimated proved reserves from December 31, 2014, to October 8, 2015, include commodity prices, changes in estimated future production costs and future development costs, production, additions and sales of minerals in place.

SCHEDULE 2

Adjusted EBITDA

The non-GAAP financial measure of adjusted EBITDA, as defined by the Company, should be considered in conjunction with other measures prepared in accordance with GAAP, such as net income or cash flow from operating activities. Adjusted EBITDA should not be considered in isolation or as a substitute for GAAP measures, such as net income, cash flow from operating activities or any other GAAP measure of financial performance or liquidity.

Adjusted EBITDA is a performance and liquidity measure used by investors to indicate whether or not the Company is generating cash flow at a level that can sustain or support an increase in its monthly distributions, if and when resumed. Adjusted EBITDA is also used as a quantitative standard by external users of the Company’s financial statements such as investors, research analysts and others to assess the financial performance of the Company’s assets without regard to financing methods, capital structure or historical cost basis; the ability of the Company’s assets to generate cash sufficient to pay interest costs and support the Company’s indebtedness; and the Company’s operating performance and return on capital as compared to those of other companies in its industry. The Company’s adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Adjusted EBITDA (Non-GAAP Measure)

The Company defines adjusted EBITDA as net income (loss) plus the following adjustments:

•Interest expense;
•Income tax expense (benefit);
•Depreciation, depletion and amortization;
•Cash received (paid) for acquisitions or divestitures – revenues less operating expenses;
•Impairment of long-lived assets;
•Write-off of deferred financing fees;
•(Gains) losses on sale of assets and other, net;
•(Gain) loss on extinguishment of debt;
•Total (gains) losses on derivatives;
•Cash settlements on derivatives;
•Oil derivative contracts related to current production period;
•Unit-based compensation expenses;
•Exploration costs;
•Merger transaction costs; and
•Amortization of contracts assumed through acquisitions.

The following table presents a reconciliation of net loss to adjusted EBITDA:

	LINN Last Twelve Months Ended June 30, 2015	Berry Last Twelve Months Ended June 30, 2015	Eliminations Last Twelve Months Ended June 30, 2015	Consolidated Last Twelve Months Ended June 30, 2015
	(in thousands)

Net loss	$(450,745)	$(487,667)	$61,523	$(876,889)
Plus (less):
Interest expense	524,354	84,572	—	608,926
Income tax expense (benefit)	(9,217)	90	—	(9,127)
Depreciation, depletion and amortization	667,135	292,000	3,277	962,412
Cash received (paid) for acquisitions or divestitures – revenues less operating expenses (1)	103,180	(14,002)	—	89,178
Impairment of long-lived assets	2,375,804	525,362	(64,800)	2,836,366
Write-off of deferred financing fees	11,669	329	—	11,998
(Gains) losses on sale of assets and other, net (2)	(513,888)	107,511	—	(406,377)
Gain on extinguishment of debt	(8,955)	(6,831)	—	(15,786)
Total gains on derivatives	(1,990,379)	(102,734)	—	(2,093,113)
Cash settlements on derivatives	628,224	49,569	—	677,793
Oil derivative contracts related to current production period (3)	55,157	6,674	—	61,831
Unit-based compensation expenses	54,412	—	—	54,412
Exploration costs	123,355	—	—	123,355
Merger transaction costs (4)	1,132	—	—	1,132
Amortization of contracts assumed through acquisitions (5)	(1,875)	(17,507)	—	(19,382)
Adjusted EBITDA	$1,569,363	$437,366	$—	$2,006,729

(1)Represents adjustments to the purchase price of acquisitions and divestitures, based on the Company’s contractual right to revenues less operating expenses for periods from the effective date of a transaction to the closing date of a transaction. When the Company is the buyer, it is legally entitled to revenues less operating expenses generated during this period, and the Company’s Board of Directors has historically made a discretionary adjustment to include this cash in the amount available for distribution. Conversely, when the Company is the seller, the Company’s Board of Directors has historically made a discretionary adjustment to reduce this cash from the amount available for distribution during the period. Beginning with the quarter ended June 30, 2015, the Board decided to no longer make this discretionary adjustment.
(2)Represent gains or losses on the sale of assets, gains or losses on inventory valuation and amortization of basis difference for equity method investments.
(3)Represent the timing difference related to contracts that have settled (contract terms have expired) but cash has not been received at the end of the reporting period.
(4)Represent transaction costs incurred by LinnCo and reimbursable by LINN Energy including investment banking, legal, accounting and other professional service fees associated with the acquisition of Berry Petroleum Company, now Berry Petroleum Company, LLC.
(5)Represents the amortization of liabilities for out-of-market contracts assumed in certain acquisitions.

CONTACTS:    LINN ENERGY, LLC

Investors & Media:

Clay Jeansonne - Vice President - Investor Relations
281-840-4193

Sarah Nordin - Public Relations & Media
713-904-6605